Item 28(d)(1)(b)    Schedule A to Investment Management Agreement

SCHEDULE A

THIS SCHEDULE A lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement:

Fund Name	Management Fee Schedule (as a percentage of average daily net assets)	Effective Date
Presidential® Managed Risk 2010 Fund	0.40%	November 1, 2011
Presidential® Managed Risk 2020 Fund	0.40%	November 1, 2011
Presidential® Managed Risk 2030 Fund	0.40%	November 1, 2011
Presidential® Managed Risk 2040 Fund	0.40%	November 1, 2011
Presidential® Managed Risk 2050 Fund	0.40%	November 1, 2011
Presidential® Managed Risk Moderate Fund	0.40%	September 13, 2013

The parties hereto have caused this Schedule A to be signed by their duly authorized officers as of the 30th day of August, 2013, to be effective in accordance with the dates noted above.

LINCOLN ADVISORS TRUST, on behalf of each of its series /s/Daniel R. Hayes Daniel R. Hayes Name: Daniel R. Hayes Title: President	LINCOLN INVESTMENT ADVISORS CORPORATION /s/William P. Flory William P. Flory, Jr. Name: William P. Flory, Jr. Title: Vice President & Chief Accounting Officer